Marathon Petroleum Corp. announces CFO to retire early next year

FINDLAY, Ohio, Nov. 11, 2020 – Marathon Petroleum Corporation (NYSE: MPC) today announced that Donald C. Templin, executive vice president and chief financial officer, has elected to retire from the company, effective in January 2021. A nationwide search for the company’s next CFO is ongoing.

“Don was part of the original management team that established MPC as a publicly-traded company, and his deep financial experience, strong business skills and broad knowledge of our industry have been an integral part of our growth and success,” said Michael J. Hennigan, president and chief executive officer. “I’m especially grateful for Don’s leadership during this challenging year for our business and the support he provided during my transition to CEO. We thank Don for his many contributions to MPC and MPLX over the past decade, and I look forward to working with him to close out this year before he begins his well-earned retirement.”

Mr. Templin joined MPC in 2011 as senior vice president and CFO. He became executive vice president, Supply, Transportation and Marketing in 2015, and was appointed president of MPC in 2017. In 2018, Mr. Templin was named president, Refining, Marketing and Supply, and assumed his current position in 2019. Prior to MPC, Mr. Templin spent more than 25 years with PricewaterhouseCoopers LLP, providing auditing and advisory services to a wide variety of private, public and multinational companies, including serving as managing partner of the audit practice in Georgia, Alabama and Tennessee.

Mr. Templin also serves as a member of the board of directors of the general partner of MPLX LP (NYSE: MPLX), MPC’s sponsored master limited partnership. The MPLX board will consider Mr. Templin’s continued membership on the board in light of his upcoming retirement as an MPC executive.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

About MPLX LP
MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

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Kristina Kazarian, Vice President, Investor Relations

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